Exhibit 99.1

Clovis Oncology Announces Third Quarter 2018 Operating Results

  $22.8M in Rubraca® sales for the third quarter of 2018 compared to $16.8M for Q3 2017
  Free drug increased to 30 percent of overall commercial supply, equivalent to $9.6 million in commercial value
  Initial TRITON2 data for Rubraca in mCRPC presented at ESMO include 44% confirmed ORR and 51% confirmed PSA response rate in 25 RECIST-evaluable and 45 PSA-evaluable patients with a BRCA1/2 alteration; preliminary safety data are consistent with those observed in other Rubraca studies
  $604.4 million in cash, cash equivalents and available for sale securities at September 30, 2018

BOULDER, Colo.--(BUSINESS WIRE)--October 30, 2018--Clovis Oncology, Inc. (NASDAQ:CLVS) reported financial results for the quarter ended September 30, 2018, and provided an update on the Company’s clinical development programs and regulatory and commercial outlook for the remainder of 2018.

“As discussed last quarter, growth remains challenging in the second-line maintenance ovarian cancer setting, but we have efforts underway to address this and we are aggressively moving forward to grow this market and grow our share of this market,” said Patrick J. Mahaffy, CEO and President of Clovis Oncology. “In addition, our development team continues to make significant progress in moving Rubraca beyond its initial ovarian cancer indications. In particular, we were very pleased with the data from the TRITON studies presented at ESMO and at the Prostate Cancer Foundation Scientific Retreat, which also served as the basis for Breakthrough Therapy designation, and we are committed to developing Rubraca in the prostate setting as rapidly as possible to support men with this difficult-to-treat disease.”

Third Quarter 2018 Financial Results

Product revenue for the quarter and first nine months ended September 30, 2018 was $22.8 million and $65.0 million, compared to $16.8 million and $38.5 million for the comparable periods in 2017. The supply of free drug distributed to eligible patients through the Rubraca patient assistance program for the three months ended September 30, 2018 was approximately 30 percent of the overall commercial supply, or the equivalent of $9.6 million in commercial value. In the nine months ended September 30, 2018, the supply of this free drug was approximately 26 percent of the overall commercial supply, or the equivalent of $23 million in commercial value. We believe the increase in the free drug percentage not realized as revenue results primarily from an increase in the percentage of patients treated with Rubraca who qualify for our patient assistance program, the majority of whom are on Medicare, following label expansion to include the earlier-line, all-comers maintenance treatment label.

Clovis had $604.4 million in cash, cash equivalents and available-for-sale securities as of September 30, 2018. Cash used in operating activities was $72.5 million for the third quarter of 2018 and $283.3 million for the first nine months of 2018, compared with $45.8 million for the third quarter of 2017 and $195.3 million for the first nine months of 2017. This includes product supply costs of $76.1 million in the first nine months of 2018 related to Clovis’ previously described plan to build additional inventory in advance of the transition to a new manufacturing facility for Rubraca. Additionally, Clovis made one-time milestone payments to Pfizer of $58 million in the first nine months of 2018 related to U.S. product approvals in December 2016 and April 2018 and European product approval in May 2018.

Clovis reported a net loss for the third quarter of 2018 of $89.9 million, or ($1.71) per share, and $268.8 million, or a net loss of ($5.18) per share for the first nine months of 2018. Net loss was $60.7 million, or a net loss of ($1.24) per share for the third quarter of 2017, and $294.5 million, or a net loss of ($6.39) per share for the first nine months of 2017.

The net loss for the nine months ended September 30, 2018 includes a one-time charge of $20 million in the second quarter related to a final settlement reached with the Securities and Exchange Commission which resolves their investigation related to rociletinib, and a charge of $8.0 million in the first quarter related to a legal settlement. The net loss for the nine months ended September 30, 2017 included a charge of $117.0 million related to a legal settlement. The adjusted net loss excluding these items was $240.8 million, or ($4.64) per share for the first nine months of 2018 and $177.5 million, or ($3.85) per share for the first nine months of 2017.

Net loss for the third quarter and first nine months of 2018 included share-based compensation expense of $10.9 million and $37.7 million, compared to $12.6 million and $32.2 million for the comparable periods of 2017.

Clovis had approximately 52.7 million shares of common stock outstanding as of September 30, 2018.

Research and development expenses totaled $63.9 million for the third quarter of 2018 and $160.1 million for the first nine months of 2018, compared to $38.9 million and $104.5 million for the comparable periods in 2017. Research and development expenses will continue to increase compared to prior year as planned Rubraca studies progress.

Selling, general and administrative expenses totaled $42.5 million for the third quarter of 2018 and $126.6 million for the first nine months of 2018, compared to $35.0 million and $100.4 million for the comparable periods in 2017. Selling, general and administrative expenses will continue to increase compared to prior year in support of administrative and commercial activities related to Rubraca in the United States and Europe.

Guidance for Q4 2018; Anticipate Providing 2019 Guidance in Early January

Based on current trends in PARP inhibitor adoption, the Company anticipates Q4 2018 revenues to be consistent with or slightly higher than Q3 2018 reported revenues of $22.8 million. Clovis anticipates providing full-year 2019 guidance in early January.

Key Milestones and Objectives for Rubraca

European Union (EU) Maintenance Treatment Variation Under Review

Following the receipt of the initial Marketing Authorization for Rubraca in late May 2018, Clovis submitted a variation to include the maintenance indication, which was validated by the European Medicines Agency (EMA) in early July. The review is underway and an opinion for the maintenance indication is anticipated from the EMA’s Committee for Medicinal Products for Human Use (CHMP) by the end of 2018, and, if positive, a potential formal European Commission approval could follow in early 2019. Clovis continues to establish its EU organization to support the planned launch of Rubraca in Europe.

TRITON Datasets at ESMO and Breakthrough Therapy Designation

Initial data from the Company’s ongoing TRITON studies of Rubraca in advanced prostate cancer were presented at the ESMO 2018 Congress (European Society for Medical Oncology) earlier this month. The initial TRITON2 data show a 44% confirmed objective response rate (ORR) by investigator assessment in 25 RECIST1/PCWG3** response-evaluable patients with a BRCA1/2 alteration. The median duration of response in these patients has not yet been reached. In addition, a 51% confirmed prostate specific antigen (PSA) response rate was observed in 45 PSA response-evaluable patients with a BRCA1/2 alteration. Preliminary safety data for Rubraca in men with mCRPC were consistent with those observed in patients with ovarian cancer and other solid tumors.

The TRITON2 results were the basis for Breakthrough Therapy designation for Rubraca as a monotherapy treatment of adult patients with BRCA1/2 mutated mCRPC who have received at least one prior androgen receptor (AR)-directed therapy and taxane-based chemotherapy, which was granted on October 2, 2018 by the U.S. Food and Drug Administration (FDA). The TRITON2 study continues to enroll patients.

Also, a TRITON screening poster presented at ESMO provided initial genomic profiling data from the TRITON clinical program. Plasma samples identified alterations in BRCA1 or BRCA2 in approximately 12% of mCRPC patients screened for the TRITON2 study, and data demonstrated that plasma cell-free circulating tumor DNA (cfDNA) samples were highly consistent with tumor tissue in identifying BRCA1 or BRCA2 alterations.

Rubraca Clinical Development

Clovis has a robust clinical development program underway in multiple tumor types, including Clovis-sponsored, partner-sponsored and investigator-initiated trials. The following clinical studies are open for enrollment or are anticipated to open during the next several months:

  The Clovis-sponsored ARIEL4 confirmatory study in the treatment setting is a Phase 3 multicenter, randomized study of Rubraca versus chemotherapy in relapsed ovarian cancer patients with BRCA mutations who have failed two prior lines of therapy. This study is currently enrolling patients.
  The Clovis-sponsored Phase 3 ATHENA study in advanced ovarian cancer in the first-line maintenance treatment setting evaluating Rubraca plus Opdivo® (PD-1 inhibitor), Rubraca, Opdivo and placebo in newly diagnosed patients who have completed platinum-based chemotherapy. This study, as part of a broad clinical collaboration with Bristol-Myers Squibb, is currently enrolling patients
  The Clovis-sponsored TRITON3 study, a Phase 3 comparative study in metastatic castration-resistant prostate cancer (mCRPC) enrolling BRCA mutant and ATM mutant (both inclusive of germline and somatic) patients who have progressed on androgen-receptor (AR)-targeted therapy and who have not yet received chemotherapy in the castrate-resistant setting. TRITON3 compares Rubraca to physician’s choice of AR-targeted therapy or chemotherapy in these patients. This study is currently enrolling patients.
  The Clovis-sponsored TRITON2 study in mCRPC, a Phase 2 single-arm study in patients with BRCA mutations (inclusive of germline and somatic) and also enrolling patients with deleterious mutations of other homologous recombination (HR) repair genes, including ATM. All patients will have progressed after receiving one line of taxane-based chemotherapy and one or two lines of AR-targeted therapy. This study is currently enrolling patients.
  The Clovis-sponsored single-arm Phase 2 open-label monotherapy study of Rubraca in recurrent, metastatic bladder cancer titled ATLAS: A Study of Rucaparib in Patients with Locally Advanced or Metastatic Urothelial Carcinoma. This study is currently enrolling patients.
  The Phase 1 RUCA-J study, sponsored by Clovis, is a Phase 1 study to identify the recommended dose of rucaparib in Japanese patients, which will enable development of a bridging strategy and potential inclusion of Japanese sites in planned or ongoing global studies. This study is currently enrolling patients.
  The Phase 2, open-label, multi-cohort study evaluating the combination of Rubraca and Opdivo in patients with relapsed ovarian cancer and in patients with locally advanced or metastatic bladder carcinoma. This study is sponsored by Clovis and is expected to begin in early 2019.
  The Phase 1/2 combination study of sacituzumab govitecan and Rubraca for the treatment of advanced metastatic TNBC, relapsed platinum-resistant ovarian cancer and metastatic urothelial cancers is sponsored by Clovis and is expected to begin enrolling patients in the first half of 2019.
  The Phase 3 pivotal study in advanced triple-negative breast cancer (TNBC) to evaluate Opdivo and Rubraca in combination. This study is sponsored by Bristol-Myers Squibb. The protocol for this study is in development.
  The Phase 2 combination study of Opdivo with Rubraca for the treatment of mCRPC. This study, sponsored by Bristol-Myers Squibb, is being conducted as an arm of a larger sponsored prostate cancer study. This study is currently enrolling patients.
  The Phase 1b combination study of the cancer immunotherapy Tecentriq (atezolizumab; anti-PDL1) and Rubraca for the treatment of ovarian and triple-negative breast cancers. This study is sponsored by Roche and is currently enrolling patients.

Exploratory studies in other tumor types are also underway.

________________________________

1 Response Evaluation Criteria in Solid Tumors (RECIST) is a standardized methodology for determining therapeutic response to anticancer therapy using changes in lesion appearance on imaging studies.

** Prostate Cancer Working Group (PCWG3) is an international expert committee of prostate cancer clinical investigators who have recommended modifications to RECIST for use in the conduct of trials in metastatic castration-resistant prostate cancer (mCRPC) which were adopted in the TRITON2 protocol.

Lucitanib Clinical Development

Lucitanib is an oral, potent inhibitor of the tyrosine kinase activity of vascular endothelial growth factor receptors 1 through 3 (VEGFR1-3), platelet-derived growth factor receptors alpha and beta (PDGFRα/β) and fibroblast growth factor receptors 1 through 3 (FGFR1-3), which was previously evaluated in breast and lung cancers in partnership with Servier. Clovis has global rights (excluding China) for lucitanib.

Lucitanib was originally developed by Clovis and Servier with the hypothesis of activity in FGFR driven tumors; data in breast and lung cancer were insufficient to move the program forward. Recent data for a similar drug that inhibits these same three pathways - when combined with a PD-1 inhibitor - are extremely encouraging and represent a validated and alternative hypothesis for the development of lucitanib in combination with a PD-(L)1 inhibitor, and a Clovis-sponsored combination study is now being planned. Clovis also intends to initiate a study of lucitanib in combination with rucaparib, based on encouraging data of VEGF and PARP inhibitors in combination. Each of these studies is expected to initiate before the end of Q1 2019.

Conference Call Details

Clovis will hold a conference call to discuss Q3 2018 results this afternoon, October 30, at 4:30pm ET. The conference call will be simultaneously webcast on the Company’s web site at www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants 866.393.4306, International participants 734.385.2616, conference ID: 5885294.

About Rubraca (rucaparib)

Rubraca is an oral, small molecule inhibitor of PARP1, PARP2 and PARP3 being developed in ovarian cancer as well as several additional solid tumor indications. Studies open for enrollment or under consideration include ovarian, prostate, breast, gastroesophageal, pancreatic, lung and bladder cancers. Clovis holds worldwide rights for Rubraca.

In the United States, Rubraca is approved for the maintenance treatment of adult patients with recurrent epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in a complete or partial response to platinum-based chemotherapy. Rubraca is also approved in the United States for the treatment of adult patients with deleterious BRCA mutation (germline and/or somatic) associated epithelial ovarian, fallopian tube, or primary peritoneal cancer who have been treated with two or more chemotherapies and selected for therapy based on an FDA-approved companion diagnostic for Rubraca.

Rubraca is an unlicensed medical product outside of the U.S. and EU.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops, with partners, diagnostic tools intended to direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado, and has additional offices in San Francisco and Oakland, California and Cambridge, UK. Please visit clovisoncology.com for more information.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management. Examples of forward-looking statements contained in this press release include, among others, statements regarding our guidance for future revenues and certain expenses, our expectation of timing for review and approval of the MA variation for rucaparib, our expectations for submission of regulatory filings, our plans to present final or interim data on ongoing clinical trials, the timing and pace of commencement of and enrollment in our clinical trials, including those being planned or conducted in collaboration with partners, changes in drug supply timing and costs and other expenses and statements regarding our expectations of the supply of free drug distributed to eligible patients. Such forward-looking statements involve substantial risks and uncertainties that could cause our future results, performance or achievements to differ significantly from that expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the market potential of our approved drug, including the performance of our sales and marketing efforts and the success of competing drugs and therapeutic approaches, the performance of our third-party manufacturers, our clinical development programs for our drug candidates and those of our partners, the corresponding development pathways of our companion diagnostics, the timing of availability of data from our clinical trials and the results, the initiation, enrollment and timing of our planned clinical trials, actions by the FDA, the EMA or other regulatory authorities regarding whether to accept or approve drug applications that may be filed, as well as their decisions regarding drug labeling, reimbursement and pricing, and other matters that could affect the development, availability or commercial potential of our drug candidates or companion diagnostics. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

CLOVIS ONCOLOGY, INC
CONSOLIDATED FINANCIAL RESULTS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Product revenue	$22,757	$16,806	$65,037	$38,471

Operating expenses:
Cost of sales - product	4,766	3,026	13,262	6,920
Cost of sales - intangible asset amortization	771	372	1,851	1,115
Research and development	63,887	38,924	160,138	104,479
Selling, general and administrative	42,495	35,011	126,634	100,384
Total expenses	111,919	77,333	301,885	212,898

Operating loss	(89,162)	(60,527)	(236,848)	(174,427)

Other income (expense):
Interest expense	(3,376)	(2,618)	(9,592)	(7,796)
Foreign currency gain (loss)	151	(44)	(34)	(127)
Legal settlement loss	-	-	(27,975)	(117,000)
Other income	2,536	1,291	5,419	2,237
Other income (expense), net	(689)	(1,371)	(32,182)	(122,686)

Loss before income taxes	(89,851)	(61,898)	(269,030)	(297,113)
Income tax (expense) benefit	(13)	1,234	280	2,599
Net loss	$(89,864)	$(60,664)	$(268,750)	$(294,514)

Basic and diluted net loss per common share	$(1.71)	$(1.24)	$(5.18)	$(6.39)

Basic and diluted weighted-average common shares outstanding	52,669	48,917	51,844	46,062

RECONCILIATION OF GAAP TO NON-GAAP
NET LOSS AND NET LOSS PER SHARE
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

GAAP net loss	$(89,864)	$(60,664)	$(268,750)	$(294,514)
Adjustments:
Legal settlement loss (1)	-	-	27,975	117,000

Non-GAAP net loss	$(89,864)	$(60,664)	$(240,775)	$(177,514)

GAAP net loss per common share	$(1.71)	$(1.24)	$(5.18)	$(6.39)

Non-GAAP net loss per common share	$(1.71)	$(1.24)	$(4.64)	$(3.85)

The Company prepares its consolidated financial statements in accordance with U.S. GAAP. This press release also contains non-GAAP measurements of net loss and net loss per common share that the Company believes provide useful supplemental information relating to operating performance and trends and facilitates comparisons with other periods. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP.

Explanation of adjustments:
(1)	During the three months ended June 30, 2018, the Company recorded a one-time charge of $20.0 million related to an agreement reached with the SEC to resolve its investigation.

During the three months ended March 31, 2018, the Company recorded a one-time charge of $8.0 million related to an agreement to resolve a potential litigation claim against us and certain of our officers.

During the three months ended June 30, 2017, the Company recorded a one-time charge of $117.0 million related to an agreement to resolve a litigation claim against us and certain of our officers.

CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in thousands)

	September 30, 2018	December 31, 2017

Cash and cash equivalents	$290,853	$464,198
Available-for-sale securities	313,525	99,533
Working capital	614,264	545,423
Total assets	891,464	735,230
Convertible senior notes	574,828	282,406
Common stock and additional paid-in capital	2,022,050	1,887,249
Total stockholders' equity	233,666	367,636

Other Data
(Unaudited, in thousands)
	Nine Months Ended September 30,
	2018	2017

Net cash used in operating activities	(283,270)	(195,326)

Share Based Compensation Expense	37,715	32,201

CONTACT:
Clovis Oncology
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com
or
Anna Sussman, 303-625-5022
asussman@clovisoncology.com